Exhibit 99



                                                    Contacts:
                                                    Chris O'Connell
                                                    Investor Relations
                                                    612/514-4971

                                                    Jessica Stoltenberg
                                                    Public Relations
                                                    612/514-3333

                  F O R   I M M E D I A T E   R E L E A S E


                 ACCELERATING DEFIBRILLATOR, NEUROLOGICAL SALES
                   DRIVE QUARTERLY EARNINGS GAIN FOR MEDTRONIC

         MINNEAPOLIS, MN, November 17, 1998 -- Citing particularly strong sales performance in implantable cardiac defibrillators and neurological devices, Medtronic, Inc. (NYSE: MDT) announced today that quarterly earnings for the period ended October 30, 1998, increased 9.8 percent to $159.1 million and diluted earnings per share increased 10.0 percent to $0.33 before one-time transaction charges related to the merger with Physio-Control International Corporation. Quarterly revenues of $728.4 million increased 6.8 percent over the year earlier on a constant currency basis. Foreign exchange negatively affected revenues by $4.3 million, bringing the reported revenue gain to 6.2 percent. Prior year financial results are restated to reflect the results from Physio-Control, accounted for as a pooling of interests.

         William W. George, chairman and chief executive officer, credited accelerating sales in two of the company's fastest-growing product lines, Cardiac Rhythm Management and Neurological and noted that products and platforms are now in place to build exceptionally strong growth momentum over the next several quarters. "We are rapidly gaining market share on a worldwide basis with the introduction of the GEM DR and GEM implantable defibrillators, and have established market leadership internationally with about 50 percent of the market."

         George also noted that the launch of the GEM DR in the U.S. in early October signaled a major inflection point for Medtronic's tachyarrhythmia product line. "Although selling for only three weeks this quarter, the GEM DR sparked a significant surge, propelling U.S. tachyarrhythmia revenues to a sequential increase of more than 10 percent."

         Worldwide sales of tachyarrhythmia management products increased 17 percent, led by international growth of 45 percent. Worldwide revenue and unit sales of bradycardia pacemakers rose five percent, with the Medtronic.Kappa 700 pacemakers making solid gains in the European market. "The U.S. Bradycardia business is poised for accelerated growth with the pending FDA clearance of the Kappa 700," George said. Medtronic Physio-Control, the world's leading provider of external defibrillators, made a meaningful contribution to the quarter, growing in excess of 20 percent.

         "Medtronic Neurological again headlined revenue growth with greater than 30 percent growth in its core neurostimulation and drug delivery product lines," George said. Neurological's 28 percent growth was led by sales of neurostimulation devices for pain, tremor and incontinence, which were up nearly 35 percent, and a 30 percent increase for implantable drug delivery systems.

         Going forward, Medtronic Neurological expects to benefit from two new acquisitions -- Medtronic Midas Rex, which closed late October, and Sofamor Danek Group, Inc., when that transaction is closed. "Combined with Sofamor Danek, Medtronic Neurological will be a $1 billion enterprise next year and will continue to build on its franchise position in advanced technologies and therapies for the treatment of neurological and spinal disorders," George said.

         Medtronic Cardiac Surgery recorded an increase in sales of more than 5 percent, primarily on the strength of prosthetic heart valves. Total valve sales increased more than 10 percent over the prior year, with better-than-20 percent growth in tissue valves. In addition, the acquisition of AVECOR Cardiovascular Inc., is proceeding and is expected to enhance the Perfusion Systems product line once closed.

         Medtronic Vascular revenues declined significantly in the quarter due to strong competitive pressures in the worldwide coronary balloon angioplasty and stent markets.

         Including the effects of a $21.1 million pre-tax one-time transaction-related charge associated with the closing of Physio-Control, Medtronic reported net earnings of $145.0 million or $0.30 a share.

         Earnings for the first half of Fiscal 1999 were $313.5 million ($0.64 per share), an increase of 6.5 percent, before the one-time transaction related charges. Revenues were $1,434.1 million, compared with sales of $1,377.5 million in the comparable prior period.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

                                      - 0 -

Any statements made regarding the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties, such as those described in the company's Annual Report on Form 10K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.

                              (tabulation follows)





                                                                                      MEDTRONIC, INC.
                                                                            CONSOLIDATED STATEMENT OF EARNINGS
                                                                                      (Unaudited)
                                                                          (in thousands, except per share data)
                                                        Three             Three                       Six                   Six
                                                      months ended      months ended              months ended          months ended
                                                      Oct. 30, 1998     Oct.31, 1997              Oct. 30, 1998         Oct.31, 1997
                                       -------------------------------- ------------  --------------------------------- ------------
                                        Before      One-Time                           Before        One-Time
                                       One-Time   Transaction Related                 One-Time    Transaction Related
                                       Charges     Charges    Reported                 Charges      Charges    Reported
                                       --------------------------------               ---------------------------------
Net sales                            $  728,405             $ 728,405  $ 686,218   $  1,434,060              $ 1,434,060 $1,377,508

Costs and expenses:
  Cost of products sold                 206,137               206,137    182,007        402,085                  402,085    364,127
  Research and development expense       80,750                80,750     76,239        160,048                  160,048    151,820
  Selling, general, and
    administrative expense              210,228               210,228    209,707        413,196                  413,196    417,777
  Non-recurring charges                       0      21,101    21,101          0              0      21,101       21,101          0
  Interest expense                        2,960                 2,960      2,310          5,222                    5,222      4,661
  Interest income                       (10,167)              (10,167)    (5,263)       (17,163)                 (17,163)   (10,331)
                                       ---------  ---------- ---------  ---------    -----------  ----------  -----------  ---------
    Total costs and expenses            489,908      21,101   511,009    465,000        963,388      21,101      984,489    928,054
                                       ---------  ---------- ---------  ---------    -----------  ----------  ----------- ----------

Earnings before income taxes            238,497     (21,101)  217,396    221,218        470,672     (21,101)     449,571    449,454

Provision for income taxes               79,426      (7,069)   72,357     76,330        157,205      (7,069)     150,136    155,095
                                       ---------  ---------- ---------  ---------    -----------  ----------  ----------- ----------

Net earnings                         $  159,071  $  (14,032) $145,039   $144,888   $    313,467  $  (14,032)  $  299,435  $ 294,359
                                       =========  ========== =========  =========    ===========  ==========  =========== ==========

Weighted average shares outstanding     480,937     480,937   480,937    477,099        479,553     479,553      479,553    476,872

Basic earnings per share             $     0.33  $    (0.03) $   0.30   $   0.30   $       0.65  $    (0.03)  $     0.62  $    0.62
                                       =========  ========== =========  =========    ===========  ==========  =========== ==========

Earnings per share assuming dilution $     0.33  $    (0.03) $   0.30   $   0.30   $       0.64  $    (0.03)  $     0.61  $    0.61
                                       =========  ========== =========  =========    ===========  ==========  =========== ==========

Weighted average shares outstanding
  assuming dilution                     488,222     488,222   488,222    485,499        486,909     486,909      486,909    484,847

Note: The first quarter of FY99 and the prior year FY98 amounts have been restated to reflect the September 1998 acquisition of Physio-Control International Corporation which was accounted for as a pooling-of-interests.